Exhibit 10.2

GOLDLAND HOLDINGS CO.

CHARTER OF THE COMPENSATION COMMITTEE

Purpose

The purpose of the Compensation Committee of the Board of Directors of Goldland Holdings Co., a Delaware corporation (the “Company”) is to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations to the Board with respect to major compensation plans, policies and programs of the Company.

Membership and Procedures

Membership and Appointment.  The Committee shall consist of not fewer than two members of the Board, with the exact number being determined by the Board.  Members of the Committee shall be appointed from time to time to serve in such capacity by the Board.

Independence.  Each member shall meet the independence and outside director requirements of applicable tax and securities laws and regulations and stock market rules.

Authority to Retain Advisors.  In the course of its duties, the Committee shall have the sole authority, at the Company’s expense, to retain and terminate compensation consultants and other advisors as the Committee may deem appropriate, including the sole authority to approve any such advisor’s fees and other retention terms.

Evaluation.  The Committee shall annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board.

Duties and Responsibilities

The Compensation Committee shall:

1.

Review, and make recommendations for approval by the independent members of the Board regarding, corporate goals and objectives relevant to the compensation of the Company’s executive officers.

2.

Review, and make recommendations for approval by the independent members of the Board regarding, the compensation for the Chief Executive Officer and other executive officers of the Company, including, as applicable, (a) base salary, (b) bonus, (c) long-term incentive and equity compensation, and (d) any other compensation, perquisites, and special or supplemental benefits.

3.

Establish and modify the terms and conditions of employment of the Chief Executive Officer and other executive officers of the Company, by contract or otherwise.

4.

Make recommendations to the full Board regarding the fees and other compensation to be paid to members of the Board for their service as directors and as members of committees of the Board.

5.

Administer the stock plans of the Company (other than with respect to stock option grants to members of the Board of Directors, which shall be considered by the entire Board) in accordance with the terms of such plans and to grant and issue, or recommend the grant and issuance of, awards thereunder, including stock options, stock units, restricted stock and stock appreciation rights, to executive officers of the Company.

6.

Review the Company’s incentive compensation and other benefit plans and practices and recommend changes in such plans and practices to the Board.

7.

Administer the other compensation plans that may be adopted from time to time as authorized by

Compensation Committee

the Board, including the Company’s Employee Stock Purchase Plan and 401(k) Plan(s).

8.

Prepare or cause to be prepared the Compensation Committee report on executive compensation as required by SEC rules for inclusion in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC and any other reports or disclosure required with respect to such Committee by any applicable proxy or other rules of the SEC.

9.

Perform such other activities and functions related to executive compensation as may be assigned from time to time by the Board.

By Order of the Board of Directors,

By /s/ John G. Prosser II

    John G. Prosser II, Chairman of the Board

Dated March 24, 2015.

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Compensation Committee